Exhibit 99.1

UPDATE ON CHINA’S MINISTRY OF COMMERCE REVIEW OF MARRIOTT AND STARWOOD MERGER

BETHESDA, Md., August 8, 2016 – Marriott International, Inc. (NASDAQ: MAR) and Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today announced that, at the request of the Chinese Ministry of Commerce (MOFCOM), they have agreed to extend the time period for MOFCOM to complete its review of the Marriott-Starwood merger transaction. This additional review period, known as phase three, could last up to 60 days.

Marriott and Starwood continue to believe that their planned merger transaction poses no anti-competitive issues in China.  Approval by China’s Ministry of Commerce is the only remaining merger clearance required before the transaction may close. The companies have received unconditional premerger clearances from regulatory authorities representing over 40 countries worldwide, including the United States, the European Union, Canada, Chile, Colombia, India, Japan, Mexico, Pakistan, Saudi Arabia, South Africa, South Korea, and Turkey.

Note on forward-looking statements

The parties’ plans for closing the merger transaction are “forward-looking statements” within the meaning of U.S. federal securities laws, and are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the satisfaction of customary closing requirements and other risk factors that we identify in Marriott’s and Starwood’s most recent quarterly reports on Form 10-Q and in the joint proxy statement / prospectus on Form S-4 that Marriott filed with the U.S. Securities and Exchange Commission on February 16, 2016.  Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Marriott

Marriott International, Inc. (NASDAQ: MAR) is a global leading lodging company based in Bethesda, Maryland, USA, with more than 4,500 properties in 88 countries and territories.  Marriott International reported revenues of more than $14 billion in fiscal year 2015. The company operates and franchises hotels and licenses vacation ownership resorts under 19 brands, including: The Ritz-Carlton®, Bulgari®, EDITION®, JW Marriott®, Autograph Collection® Hotels, Renaissance® Hotels, Marriott Hotels®, Delta Hotels by Marriott™, Marriott Executive Apartments®, Marriott Vacation Club®, Gaylord Hotels®, AC Hotels by Marriott®, Courtyard®, Residence Inn®, SpringHill Suites®, Fairfield Inn & Suites®, TownePlace Suites®, Protea Hotels by Marriott® and Moxy Hotels®. Marriott has been consistently recognized as a top employer and for its superior business ethics. The company also manages the award-winning guest loyalty program, Marriott Rewards® and The Ritz-Carlton Rewards® program, which together comprise more than 57 million members. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

About Starwood

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world more than 1,300 properties in some 100 countries and approximately 188,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences under the renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®,Tribute Portfolio™, Four Points® by Sheraton, Aloft®, Element®, along with an expanded partnership with Design Hotels™. The company also boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®).Visit www.starwoodhotels.com for more information and stay connected @starwoodbuzz on Twitter and Instagram and facebook.com/Starwood.